As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________

Material Technologies, Inc.
(Exact name of registrant as specified in its charter)
_____________________

Delaware
(State or other jurisdiction of incorporation or organization)

95-4622822
(I.R.S. Employer Identification No.)
_____________________

11661 San Vicente Boulevard, Suite 707
Los Angeles, California  90049
(Address of Registrant’s principal executive offices, including zip code)

_____________________

CONSULTING AGREEMENTS
(Full title of the Plan)

Robert M. Bernstein
11661 San Vicente Boulevard, Suite 707
Los Angeles, CA  90049
(310) 208-5589
(Name, address and telephone number of agent for service)

____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee[2]
Common Stock, $0.001 Par Value	15,390,546	$0.006	$92,344	$4

____________
[1]	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the Agreements (as defined herein).
[2]	The registration fee is based upon the closing bid price of the Shares as of May 20, 2008 calculated pursuant to Rule 457(c).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

	Form S-8 Item Number and Caption	Caption in Prospectus

1.	Forepart of Registration Statement and Outside Front Cover Page of Prospectus	Facing Page of Registration Statement and Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Cover Page of Prospectus and Outside Cover Page of Prospectus

3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Not Applicable

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Not Applicable

6.	Dilution	Not Applicable

7.	Selling Security Holders	Sales by Selling Security Holders

8.	Plan of Distribution	Cover Page of Prospectus and Sales by Selling Security Holders

9.	Description of Securities to be Registered	Description of Securities

10.	Interests of Named Experts and Counsel	Legal Matters

11.	Material Changes	Not Applicable

12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference

13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification of Directors and Officers; Undertakings

DATED:  May 20, 2008

PART II

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in the registration statement:

Our Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2007; our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2008; and the description of our common stock contained in our Registration Statement on Form SB-2 dated June 15, 2006.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Exchange Act.  A description of the Registrant’s securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Officers and Directors

Our Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities.  Our officers and directors are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Our Certificate of Incorporation further provides that our directors shall not be personally liable for monetary damages to us or our shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by us; or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits
5	Opinion of Oswald & Yap LLP, consent included

10.1	Consulting Agreement with Bud Shuster, dated April 9, 2008[1]

10.2	Consulting Agreement with Kelly Shuster, dated April 9, 2008[1]

10.3	Class A Common Stock Option Agreement with Bud Shuster, dated April 9, 2008[1]

10.4	Class A Common Stock Option Agreement with Kelly Shuster, dated April 9, 2008[1]

23.1	Consent of Oswald & Yap LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of Gruber & Company LLC, Certified Public Accountants

Item 9. Undertakings

            (a)        The undersigned registrant hereby undertakes:

                        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                     (i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                     (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                     (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such

          [1]  Incorporated by reference from our Annual Report on Form 10-KSB filed with the Commission on April 14, 2008.

information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on May 20, 2008.

                                                                                                            Material Technologies, Inc.

                                                                                                            /s/ Robert M. Bernstein
                                                                                                            By: Robert M. Bernstein
                                                                                                            Its: Chief Executive Officer and President